                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                   FORM 15
 Certification and Notice of Termination of Registration under Section 12(g)
    of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number   0-12204
                                                ---------

                          GRAPHIC INDUSTRIES, INC.
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           (Exact name of registrant as specified in its charter)

     2155 MONROE DRIVE. N.E., ATLANTA, GA  30324   (404) 874-3327
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        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        COMMON STOCK ($.10 PAR VALUE)
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          (Title of each class of securities covered by this Form)

                                    NONE
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


             Rule 12g-4(a)(1)(i)   [X]   Rule 12h-3(b)(1)(ii)  [  ]
             Rule 12g-4(a)(1)(ii)  [ ]   Rule 12h-3(b)(2)(i)   [  ]
             Rule 12g-4(a)(2)(i)   [ ]   Rule 12h-3(b)(2)(ii)  [  ]
             Rule 12g-4(a)(2)(ii)  [ ]   Rule 15d-6            [  ]
             Rule 12h-3(b)(1)(i)   [X]

        Approximate number of holders of record as of the certification or
notice date:     ONE
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        Pursuant to the requirements of the Securities Exchange Act of 1934
Graphic Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   January 8, 1998                 BY: /s/ Steven L. Carson
     ---------------------                 -------------------------------
                                           Name: Steven L. Carson
                                           Title: Assistant Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.